Exhibit 3.28

(Unofficial Translation of AOI of IC Media Technology Corporation)

Articles of Incorporation

Of

Kuang Jie Enterprise Corporation

Section I General Provisions

Article 1	The Company shall be incorporated as a company limited by shares under the Company Law and its name shall be “Kuang Jie Enterprise Corporation”.

Article 2	The scope of business of the Company shall be as follows:

1. F119010 Wholesale of electronic materials;

2. F118010 Wholesale of information software

3. CC01050 Manufacturing of information storage and process equipment

4. F113010 Wholesale of Machinery

5. F113020 Wholesale of electronic appliance

6. F113050 Wholesale of office machinery equipment

7. I301010 Information software services

8. I301020 Information process services

9. I301030 Electrical information supply services

10. F219010 Retailing of electrical materials

11. F218010 Retailing of information software

12. F401010 International trade business

13. F213010 Retailing of electric appliance

14. F213030 Retailing of office machinery equipment

15. F213080 Retailing of machinery and devices

16. I501010 Designing of product appearance

Any other activities which are not forbidden or restricted by laws (excluding activities subject to prior approval).

Article 3	The Company may act as a guarantor for business operations; the Company shall not loan to any persons or legal entities.

Article 4	When the Company becomes a shareholder of limited liability in other companies, the total amount of its investment may not be subject to the restriction as provided in Article 13 of the Company Law.

Article 5	The Company shall have its head office in Taipei City and, if necessary, may set up branches in and out of this country upon a resolution of its Board of Directors.

Article 6	Public notices of the Company shall be made in accordance with Article 28 of the Company Law.

Section II Shares

Article 7	The total capital amount of the Company shall be NT $199,900,000 divided into 19,990,000 shares, at a par value of NT $10 per share. The Company shall issue all of the amount of the total capital.

Article 8	The share certificate of the Company shall be all name-bearing share certificates and shall be affixed with the seals or by signature of, three directors of the Company, and issued after duly authentication pursuant to the law.

Article 9	The stock affairs of the Company shall be processed pursuant to the Company Law and other relevant laws.

Section III Shareholders’ Meeting

Article 10	When the Company is organized by a single juristic person shareholder, the functional duties and power of the shareholders’ meeting of the Company shall be exercised by its board of directors, to which the provisions governing the shareholders’ meeting as set out in the Company Law shall not apply.

Section IV Directors and Supervisor

Article 11	The Company shall have three (3) directors and one (1) supervisor to be appointed by the juristic person shareholder at any time. Remunerations for all directors and supervisor shall be decided by the juristic person shareholder.

Article 12	The Board of Directors shall be organized by directors. The Chairman shall be elected by a majority of directors present at a meeting attended by more than two thirds of directors and shall externally represent the Company.

Article 13	Meetings of the Board of Directors shall be convened by the Chairman. In calling a meeting of the Board of Directors, a notice setting forth therein the subject(s) to be discussed at the meeting shall be given to each director and supervisor seven (7) days before the date of the meeting. However, in the case of emergency, the meeting may be convened at any time.

Article 14	Meetings of the Board of Directors may be held in and out of this country, and proceeded via visual communication network. The directors taking part in such a visual communication meeting shall be deemed to have attended the meeting in person. In case a director is unable to attend a meeting of the Board of Directors, he/she may issue proxy by a written proxy form for another director to present on his/her behalf.

Article 15	In case the Chairman is on leave or absent or can not exercise his power and authority for any cause, he/she may issue proxy pursuant to Article 208 of the Company Law.

Section V Managers

Article 16	The Company may have one (1) general manager and several deputy general managers and managers, whose appointments, discharge, and remunerations shall be subject to Article 29 of the Company Law.

Section VI Accounting

Article 17	The fiscal year of the Company is from the 1 day of January to the 31 day of December each year. The final settlement of account shall be made at the close of each fiscal year.

Article 18	The Board of Directors shall prepare following statements and records at the close of each fiscal year for the Company and forward the same to the supervisor for his/her auditing: (1) Business Report; (2) Financial Statements; and (3) Proposal of Distribution of Earnings or Making Up of Loss.

Article 19	If there are surplus earnings after making the final settlement of account, the Company shall subsequently pay taxes, make up loss for preceding years and set aside 10% for legal reserve, except such legal reserve amounts to that provided in the Company Law. The Board of Directors shall propose a plan for allocating the remaining amount of such surplus earnings and pass a resolution. The percentage of the remaining amount distributed as employees’ bonus shall be 10%.

Section V Additional Rules

Article 14	In regard to all matters not provided for in these Articles of Incorporation, the Company Law shall govern.

Article 15	These Article of Incorporation were enacted on September 3, 1999 and amended on February 10, 2000 for the first time, on April 5, 2000 for the second time, on August 3, 2000 for the third time, on February 12, 2003 for the fourth time, on September 16, 2003 for the fifth time.